                                                                      EXHIBIT 99


                         INDEX TO FINANCIAL STATEMENTS

Hercules Offshore Corporation (HOC) and Predecessor Company.
     - Report of Independent Public Accountants.............
     - Balance sheets as of April 30, 1997 (unaudited) and
       December 31, 1996....................................
     - Statements of Income of HOC for the four months ended
       April 30, 1997 (unaudited) and the eight months ended
       December 31, 1996, and of the Predecessor Company
       the four months ended April 30, 1996.................
     - Statements of Shareholder's Equity of HOC for the
       four months ended April 30, 1997 (unaudited) and for
       the eight months ended December 31, 1996, and of the
       Predecessor Company for the four months ended
       April 30, 1996.......................................
     - Statements of Cash Flow of HOC for the four months
       ended April 30, 1997 (unaudited) and for the eight
       months ended December 31, 1996, and of the
       Predecessor Company for the four months ended
       April 30, 1996.......................................
     - Notes to Financial Statements........................

Hercules Offshore Corporation and Predecessor Company.......
     - Report of Independent Accountants....................
     - Balance Sheet as of December 31, 1995 of Predecessor
       Company..............................................
     - Statements of Income for the one year periods ended
       December 31, 1995 and 1994 of the Predecessor
       Company..............................................
     - Statements of Stockholder's Equity for the one year
       periods ended December 31, 1995 and 1994 of the
       Predecessor Company..................................
     - Statements of Cash Flow for the one year periods
       ended December 31, 1995 and 1994 of the Predecessor
       Company..............................................
     - Notes to Financial Statements........................

Hercules Rig Corp.
     - Report of Independent Public Accountants.............
     - Balance Sheet as of April 30, 1997, (unaudited) and
       December 31, 1996 and 1995...........................
     - Statements of Income for the four months ended April
       30, 1997 (unaudited) and 1996 (unaudited) and for
       the one year periods ended December 31, 1996,
       1995 and 1994........................................
     - Statements of Shareholder's Equity for the four
       months ended December 30, 1997 (unaudited) and for
       the one year periods ended December 31, 1996, 1995
       and 1994.............................................
     - Statements of Cash Flow for the four months ended
       April 30, 1997 (unaudited) and 1996 and for the one
       year periods ended December 31, 1996, 1995 and 1994..
     - Notes to Financial Statements........................

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholder of
Hercules Offshore Corporation:

We have audited the accompanying balance sheet of Hercules Offshore Corporation (a Texas corporation) (the Company) as of December 31, 1996, and the related statement of income, shareholder's equity and cash flows of the Predecessor Company for the four months ended April 30, 1996, and the statement of income, shareholder's equity and cash flows of the Company for the eight months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Notes 1, 2 and 6 of the accompanying financial statements, the Company and the Predecessor Company have extensive transactions and relationships with their parent company, Trenergy (Malaysia) Berhad, their previous owners and certain affiliated companies including Hercules Rig Corp.
(HRC), Hercules Marine Services Corporation (HMSC) and Hercules Capital Corporation (HCC). Because of these relationships, the terms of these transactions are not necessarily indicative of those that would result from transactions among wholly unrelated parties.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hercules Offshore Corporation as of December 31, 1996, and the results of the operations and the cash flows of the Predecessor Company for the four months ended April 30, 1996, and the results of the operations and the cash flows of the Company for the eight months ended December 31, 1996, in conformity with generally accepted accounting principles.

As explained in Note 1 to the consolidated financial statements, the ownership of the Predecessor Company was acquired by Trenergy (Malaysia) Berhad in a purchase transaction effective as of April 30, 1996. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities of the Predecessor Company based on their estimated fair values at April 30, 1996. Accordingly, the financial statements of Hercules Offshore Corporation are not comparable to those of the Predecessor Company.




Houston, Texas
June 27, 1997

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY


                                 BALANCE SHEETS

                                                                                      December 31,        April 30,
                                                                                           1996             1997
                                                                                     --------------     ------------
                                       ASSETS                                                           (Unaudited)
                                       ------
CURRENT ASSETS:
  Cash                                                                                $   2,441,356     $  1,227,446
  Accounts receivable-
     Trade                                                                                7,089,358       10,651,184
     Other                                                                                1,121,320           87,302
     Receivables from HMSC (Note 6)                                                         811,761          591,265
  Prepaid insurance                                                                         939,276          143,790
  Other current assets                                                                      261,204          357,190
  Deferred taxes                                                                            476,527          476,527
                                                                                      -------------     ------------
                                   Total current assets                                  13,140,802       13,534,704

RIGS, EQUIPMENT AND PROPERTY, net                                                        62,618,036       66,115,291

 EXCESS OF COST OVER ESTIMATED FAIR VALUE OF NET ASSETS
   ACQUIRED, net                                                                         17,262,846       16,817,128

OTHER ASSETS, net                                                                           750,474          922,402

RECEIVABLES FROM HRC (Note 6)                                                             1,667,974        1,968,132
                                                                                      -------------     ------------
                                                                                      $  95,440,132     $ 99,357,657
                                                                                      =============     ============

                        LIABILITIES AND SHAREHOLDER'S EQUITY
                        ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities                                            $   8,445,026     $ 10,624,418
  Current portion of long-term debt                                                       1,500,000        1,504,665
  Current portion of capital lease obligation                                             1,613,794          958,152
  Note payable                                                                              672,874           46,683
  Amounts due to affiliates (Note 6)-
     Former shareholders                                                                    679,091          378,991
     Trenergy (Note 1)                                                                    1,550,336          150,336
                                                                                      -------------     ------------
                                   Total current liabilities                             14,461,121       13,663,245

REVOLVING LINE OF CREDIT                                                                  5,311,749        7,716,749

CAPITAL LEASE OBLIGATION                                                                     52,031           56,380

LONG-TERM DEBT                                                                           13,500,000       13,131,582

DEFERRED INCOME TAXES                                                                     7,605,340        8,310,118
                                                                                      -------------     ------------
                                   Total liabilities                                     40,930,241       42,878,074
                                                                                      -------------     ------------
COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK                                                                4,000,000        4,000,000

SHAREHOLDER'S EQUITY:
  Common stock, $1.00 par value, 18,034,384 shares authorized, issued and
     outstanding                                                                         18,034,384       18,034,384
  Additional paid-in capital                                                             29,965,616       29,965,616
  Retained earnings                                                                       2,509,891        4,479,583
                                                                                      -------------     ------------
                                   Total shareholder's equity                            50,509,891       52,479,583
                                                                                      -------------     ------------
                                                                                      $  95,440,132     $ 99,357,657
                                                                                      =============     ============


   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY


                              STATEMENTS OF INCOME



                                                                    Predecessor   |            Hercules
                                                                      Company     |       Offshore Corporation
                                                                   -------------- |  -------------------------------
                                                                        Four      |       Eight            Four
                                                                       Months     |      Months           Months
                                                                        Ended     |       Ended           Ended
                                                                      April 30,   |   December 31,      April 30,
                                                                         1996     |       1996             1997
                                                                   -------------  |  --------------   -------------
                                                                                  |                   (Unaudited)
                                                                                  |
OFFSHORE DRILLING AND WORKOVER REVENUES                            $  12,513,294  |   $ 34,900,936    $  21,291,990
                                                                                  |
COSTS AND EXPENSES:                                                               |
  Cost of operations                                                   9,833,416  |     22,500,008       13,412,385
  General and administrative                                           1,310,306  |      3,029,117        1,879,354
  Depreciation and amortization                                          660,749  |      3,269,308        1,875,590
                                                                   -------------  |  -------------    -------------
                                                                      11,804,471  |     28,798,433       17,167,329
                                                                   -------------  |  -------------    -------------
INCOME FROM OPERATIONS                                                   708,823  |      6,102,503        4,124,661
                                                                                  |
INTEREST EXPENSE                                                         471,087  |      1,079,942          659,042
                                                                   -------------  |  -------------    -------------
NET INCOME BEFORE INCOME TAXES                                           237,736  |      5,022,561        3,465,619
                                                                                  |
INCOME TAX EXPENSE                                                        98,845  |      2,512,670        1,375,927
                                                                   -------------  |  -------------    -------------
NET INCOME                                                         $     138,891  |   $  2,509,891    $   2,089,692
                                                                   =============  |  =============    =============



   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY


                       STATEMENTS OF SHAREHOLDER'S EQUITY




                                                             Common Stock              Additional
                                                       ----------------------------      Paid-In         Retained
                                                         Shares           Amount         Capital         Earnings
                                                       ------------   -------------   --------------  -------------
PREDECESSOR COMPANY:
  Balance, December 31, 1995                            18,034,384    $ 18,034,384    $     -         $  5,214,267
  Net income                                                -               -               -              138,891
                                                       -----------    ------------    ------------    ------------
  Balance, April 30, 1996                               18,034,384      18,034,384          -            5,353,158

HERCULES OFFSHORE CORPORATION:
  Purchase of stock by Trenergy                             -               -           29,965,616      (5,353,158)
  Net income                                                -               -               -            2,509,891
                                                       -----------    ------------    ------------    ------------
  Balance, December 31, 1996                            18,034,384      18,034,384      29,965,616       2,509,891
  Dividends (unaudited)                                     -               -               -             (120,000)
  Net income (unaudited)                                    -               -               -            2,089,692
                                                       -----------    ------------    ------------    ------------
  Balance, April 30, 1997 (unaudited)                   18,034,384    $ 18,034,384    $ 29,965,616    $  4,479,583
                                                       ===========    ============    ============    ============



   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                    Predecessor   |           Hercules
                                                                      Company     |      Offshore Corporation
                                                                  --------------- | --------------------------------
                                                                        Four      |      Eight             Four
                                                                       Months     |      Months           Months
                                                                       Ended      |      Ended             Ended
                                                                     April 30,    |   December 31,       April 30,
                                                                      1996        |       1996             1997
                                                                  --------------  | ---------------   -------------
                                                                                  |                    (Unaudited)
                                                                                  |
CASH FLOWS FROM OPERATING ACTIVITIES:                                             |
  Net income                                                      $     138,891   | $   2,509,891     $   2,089,692
  Adjustments to reconcile net income to net cash provided by                     |
     operating activities-                                                        |
       Depreciation and amortization                                    660,749   |     3,269,308         1,875,590
       Deferred income taxes                                            442,975   |     1,619,536           704,778
       (Increase) decrease in-                                                    |
         Accounts receivable                                            527,784   |    (2,301,359)       (2,527,808)
         Prepaids and other assets                                      (80,767)  |      (689,440)          470,804
       Increase in-                                                               |
         Accounts payable and accrued liabilities                     1,359,060   |       707,604         2,059,392
                                                                  -------------   | -------------     -------------
      Net cash provided by operating activities                       3,048,692   |     5,115,540         4,672,448
                                                                  -------------   | -------------     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:                                             |
  Capital expenditures                                               (3,204,324)  |   (14,186,178)       (4,174,359)
  Net payments from (advances to) HRC                                  (239,369)  |       214,583          (300,158)
  Net payments from (advances to) HMSC                                   18,908   |       (31,175)          220,496
                                                                  -------------   | -------------     -------------
      Net cash used in investing activities                          (3,424,785)  |   (14,002,770)       (4,254,021)
                                                                  -------------   | -------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:                                             |
  Proceeds from line of credit, net                                     523,266   |     1,731,037         2,405,000
  Proceeds from issuance of notes payable                               795,287   |     4,222,808            -
  Payments on notes payable                                            (581,084)  |    (9,748,327)         (626,191)
  Proceeds from issuance of long-term debt                               -        |    15,000,000            -
  Payments on long-term debt                                             -        |        -               (363,753)
  Payments on capital leases                                           (429,935)  |    (1,861,456)       (1,347,293)
  Net borrowings from (payments to) Trenergy                             -        |     1,150,336        (1,400,000)
  Net borrowings from (payments to) former shareholders                 202,076   |    (3,432,538)         (300,100)
  Proceeds from issuance of preferred stock                              -        |     4,000,000            -
                                                                  -------------   | -------------     -------------
       Net cash provided by (used in) financing activities              509,610   |    11,061,860        (1,632,337)
                                                                  -------------   | -------------     -------------
NET INCREASE (DECREASE) IN CASH                                         133,517   |     2,174,630        (1,213,910)
                                                                                  |
CASH, beginning of period                                               133,209   |       266,726         2,441,356
                                                                  -------------   | -------------     -------------
CASH, end of period                                               $     266,726   | $   2,441,356     $   1,227,446
                                                                  =============   | =============     =============
SUPPLEMENTAL CASH FLOW INFORMATION:                                               |
  Cash paid during the period for-                                                |
     Interest                                                     $     248,739   | $     359,615     $     608,871
     Taxes                                                              435,000   |       700,000           450,000
                                                                                  |
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:                         |
     Assets acquired through debt financing or under                              |
       capital lease                                                  1,671,241   |     2,306,758           696,000
     Dividends accrued on preferred stock                                -        |        -                120,000


   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996


1. BUSINESS AND ORGANIZATION:

Hercules Offshore Corporation (Hercules, HOC or the Company) is primarily engaged in contract drilling and workover services for oil and gas companies operating in the United States Gulf of Mexico.

The Company was incorporated in Texas in June 1993 to own and operate the offshore assets of a predecessor company. On September 1, 1993, Adway International Limited (Adway) acquired Hercules in an asset purchase for $13,780,000. On December 31, 1993, the owners of Adway entered into an agreement with Trenergy (Malaysia) Berhad (Trenergy), a Malaysia public company, to sell their 100 percent ownership of the Company to Trenergy. Adway was owned by two individuals to which, on January 11, 1994, Adway made a dividend of the shares of the Company. The Predecessor Company is also Hercules Offshore Corporation. On April 30, 1996, the Trenergy agreement was consummated, whereby Trenergy acquired 100 percent ownership of Hercules from the two shareholders for cash of $16 million and approximately 21.5 million shares of Trenergy's common stock which had an estimated value of $32 million resulting in a total estimated purchase price of approximately $48 million.
The acquisition was accounted for as a purchase, and the purchase price paid of approximately $48 million was "pushed down" to the financial statements of the Company and allocated to the assets and liabilities based on their estimated fair values at April 30, 1996. The purchase price paid exceeded net book value by approximately $28 million which was allocated to rigs, equipment and property, deferred tax liabilities and costs in excess of estimated fair value of net assets acquired. As a result, the accompanying financial statements are presented on two different cost bases. Because of these differences, the accompanying financial statements for the period prior to the acquisition are not comparable to those of the subsequent period.

The following table compares the balance sheet of the Predecessor Company at April 30, 1996, prior to and subsequent to the acquisition of the outstanding stock of the Predecessor Company by Trenergy:

                                                                    Prior to                         Subsequent to
                                                                  Acquisition     Adjustments         Acquisition
                                                                  -----------     -----------       ----------------
                                                                                  (In Thousands)
Current assets                                                    $   8,391,179   $      -           $  8,391,179
Rigs, equipment and property, net                                    38,484,927       9,785,114        48,270,041
Excess of cost over estimated fair value of net assets
  acquired                                                               -           18,154,283        18,154,283
Other noncurrent assets                                               1,229,825          -              1,229,825
                                                                  -------------   -------------     -------------
             Total assets                                         $  48,105,931   $  27,939,397      $ 76,045,328
                                                                  =============   =============     =============

Current liabilities                                               $  15,754,547   $      -           $ 15,754,547
Long-term debt                                                        6,384,901          -              6,384,901
Deferred income taxes                                                 2,578,941       3,326,939         5,905,880
Shareholder's equity                                                 23,387,542      24,612,458        48,000,000
                                                                  -------------   -------------     -------------
             Total liability and shareholder's equity             $  48,105,931   $  27,939,397      $ 76,045,328
                                                                  =============   =============     =============

The adjustments reflected in the table above result primarily from allocating the purchase price to rigs, equipment and property, deferred tax liabilities and costs in excess of estimated fair value of net assets acquired.

The following unaudited pro forma statements of income present the results of operations for the year ended December 31, 1996, as if the acquisition of the Predecessor Company by Trenergy had occurred on January 1, 1996, and assumes that there were no other changes in the operations of the Predecessor Company. The unaudited pro forma results are not necessarily indicative of the financial results that might have occurred had the transaction included in the pro forma statements actually taken place on January 1, 1996 nor are they indicative of future results.

                                  Predecessor         Hercules Offshore
                                   Company,              Corporation,           Pro Forma            Combined
                               January 1, 1996,          May 1, 1996,         Adjustments,          Pro Forma,
                                    Through                Through              Increase            Year Ended
                                April 30, 1996        December 31, 1996        (Decrease)       December 31, 1996
                              ------------------   -----------------------   ---------------    -----------------
                                                                   (Unaudited)
Offshore drilling and
  workover revenues              $ 12,513,294           $  34,900,936        $      -              $ 47,414,230
Costs and expenses                 11,804,471              28,798,433            698,874             41,301,778
                                 ------------           -------------        -----------           ------------
Income from operations                708,823               6,102,503           (698,874)             6,112,452
Interest expense                      471,087               1,079,942             -                   1,551,029
                                 ------------           -------------        -----------           ------------
     Net income before
       income taxes                   237,736               5,022,561           (698,874)             4,561,423

Income tax expense
  (benefit)                            98,845               2,512,670            (86,073)             2,525,442
                                 ------------           -------------        -----------           ------------
     Net income                  $    138,891           $   2,509,891          $(612,801)          $  2,035,981
                                 ============           =============        ===========           ============

The pro forma adjustments primarily represent additional depreciation and amortization expense and the related income tax expense effects.

The former shareholders of Hercules have guaranteed to Trenergy that the Company will achieve a designated level of earnings, as defined, for each of the five years following the closing of the sale. Should this guaranteed level not be achieved by Hercules, the former shareholders of the Company have agreed to remit a portion of the purchase price to Trenergy. As of December 31, 1996 no amounts were payable pursuant to this Agreement.

2. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES:

Revenue Recognition

Revenue from drilling operations under daywork contracts is recognized when earned; expenses on such contracts are charged to operations as incurred. Revenues consist primarily of day rates charged for the rigs plus other contract costs for mobilization fees and reimbursement for certain rig operating expenses.

Major Suppliers, Customers,
Credit Risk and Liquidity

Four suppliers individually accounted for approximately 22 percent, 21 percent, 15 percent and 10 percent, respectively, of the Predecessor Company's total purchases for the four months ended April 30, 1996, and two suppliers individually accounted for approximately 22 percent and 19 percent, respectively, of the Company's total purchases for the eight months ended December 31, 1996. The Company currently buys a majority of its equipment and supplies from these suppliers; however, management believes alternate sources of supply are available on comparable terms.

Two customers individually accounted for approximately 26 percent and 20 percent, respectively, of the Predecessor Company's offshore drilling and workover revenues for the four months ended April 30, 1996, and 28 percent and 11 percent, respectively, of the Company's offshore drilling and workover revenues for the eight months ended December 31, 1996. In the opinion of management, the loss of any individual customer would not have a material adverse effect on the Company's financial position or results of its operations.

A majority of the Company's trade receivables are from customers who are primarily engaged in the petroleum industry. This concentration of customers in one industry may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of these trade receivables.

The Company's liquidity should be considered in light of the significant fluctuations in demand experienced by drilling contractors as rapid changes in oil and gas producers' expectations and budgets occur. These fluctuations can rapidly impact the Company's liquidity as supply and demand factors directly affect utilization and day rates, which are the primary determinants of cash flow from the Company's operations.

Hercules believes that its available funds, together with cash generated from operations, will be sufficient to fund its capital and debt service requirements for the remainder of 1997. Future cash flows are subject to a number of uncertainties, particularly the condition of the oil and gas industry and the related drilling activity in the United States Gulf of Mexico.

Rigs, Equipment and Property

The estimated useful lives used in determining depreciation rates and the recorded cost amounts of various assets associated with drilling operations as of December 31, 1996, are as follows:

                                                          Useful Lives
                                                           (In Years)
                                                         --------------
         Drilling and workover rigs and equipment              4-15       $ 64,732,586
         Furniture, fixtures and other                            4            203,327
         Less- Accumulated depreciation                                     (2,317,877)
                                                                          ------------
                                                                          $ 62,618,036
                                                                          ============

Included in property, plant and equipment at December 31, 1996, are approximately $3,789,999 of assets held under capital leases.

Depreciation is calculated using the straight-line method over the estimated useful asset lives, net of estimated salvage values. During the four months ended April 30, 1996 and the eight months ended December 31, 1996, the Predecessor Company and the Company recorded depreciation expense of $660,749 and $2,317,877, respectively. During the four months ended April 30, 1996, and the eight months ended December 31, 1996, and for the four months ended April 30, 1997 (unaudited), the Predecessor Company and the Company capitalized direct and indirect costs incurred in refurbishment of its drilling workover rigs and equipment including approximately $243,000, $947,000 and $199,000 (unaudited), respectively, of payroll-related and other costs of the Company's management which management believes are directly related to the refurbishment of their rigs and equipment. Expenditures for maintenance and repairs are charged to expense as incurred.

In July 1996, the Company purchased a nonoperative jack-up drilling rig (Rig
14) for $2.3 million and began refurbishment of the rig. The Company incurred approximately $2.0 million during 1996 in connection with the refurbishment and estimates that the cost to complete the refurbishment will be approximately
$6 million. The cost of Rig 14 was included as construction in process and in rig equipment for $4,449,880 and $6,179,560 at December 31, 1996, and April 30, 1997 (unaudited), respectively. The Company is currently funding capital expenditures related to the continuing rig refurbishment out of operating cash flows. Management of the Company believes that financing is available if needed for the completion of the rig refurbishment, although no assurances can be made that the Company will be able to obtain any financing. The Company currently has no commitments to complete this refurbishment. During 1996, the Company substantially refurbished a second jack-up drilling rig, which had previously been damaged for which approximately $7.6 million of costs, net of insurance proceeds of $1.3 million, was capitalized. The Company expects to incur approximately $1.5 million to add equipment and various enhancements to one of its rigs during 1997 as well as perform additional upgrades to its fleet. Also during 1996, the Company and the Predecessor Company performed various enhancements to several rigs in its fleet including the installation of two topdrives and various enhancements to the rigs and drilling systems.

During the four months ended April 30, 1996, and the eight months ended December 31, 1996, an affiliate of the Predecessor Company and the Company, Hercules Marine Services Corporation (HMSC) (see Note 6), billed the Predecessor Company and the Company approximately $264,000 and $1,184,000, respectively, for refurbishment work performed on various rigs owned by the Company.

Cost in Excess of Estimated
Fair Value of Assets Acquired

Cost in excess of estimated fair value of net assets acquired is amortized on a straight-line basis over the estimated period benefited, which management of the Company has deemed to be the average remaining life of drilling and workover rigs and equipment at April 30, 1996, of approximately 13 years. Management of the Company evaluates the realizability of cost in excess of estimated fair value of assets acquired as events or circumstances indicate a possible inability to recover its carrying amount. Accumulated amortization is $891,437 at December 31, 1996.

Deferred Costs

Hercules has incurred costs and paid fees in connection with various financing arrangements (see Notes 4 and 5). These costs, primarily legal fees, underwriters' costs and loan commitment fees, have been deferred and are included in other assets at December 31, 1996, and are being amortized into the results of operations over the term of the related financing instruments. Accumulated amortization of deferred costs is $62,669 at December 31, 1996.

Income Taxes

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the tax provision is determined based upon the liability method in which deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. SFAS No. 109 provides, in part, that a deferred tax asset shall be evaluated for realization based on a more-likely-than-not criteria.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The unaudited interim financial statements as of April 30, 1997, and for the four months ended April 30, 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

3. ACCOUNTS PAYABLE
   AND ACCRUED LIABILITIES:

Accounts payable and accrued liabilities consist of the following at December 31, 1996:

                   Accounts payable                              $ 5,202,199
                   Accrued management bonuses                        846,000
                   Other accrued liabilities                       2,396,827
                                                                 -----------
                                                                 $ 8,445,026
                                                                 ===========

4. REVOLVING LINE OF CREDIT
   AND NOTE PAYABLE:

The Company has a revolving line-of-credit agreement with a bank under which borrowings are secured by trade receivables and bear interest payable monthly at rates based on the bank's prime rate plus .5 percent (8.75 percent at December 31, 1996). The agreement provides for a $6,500,000 line of credit subject to
limitations based on amounts of eligible accounts receivable outstanding.   In
1997, the Company and the bank extended the maturity of the line of credit to January 31, 1999; accordingly, the balances outstanding at December 31, 1996, have been reflected as long-term debt. Additionally in 1997, the amount of credit available was increased to $8,000,000, and the interest rate was reduced to the bank's prime rate (unaudited). At December 31, 1996 and April 30, 1997, the amount of credit available was reduced by a letter of credit of $187,983 and $283,000 (unaudited), respectively, representing a security deposit for insurance. Borrowings pursuant to the line of credit at December 31, 1996, and April 30, 1997 (unaudited), were $5,311,749 and $7,716,749 (unaudited), respectively. Approximately $500,000 was available under this facility at December 31, 1996. At April 30, 1997, there was no availability under this facility based upon the Company's calculation of its eligible borrowing base (unaudited).

The Company has financed a portion of its insurance premiums through a note payable. The principal amount remaining at December 31, 1996, on this note was $672,874.

5. LONG-TERM DEBT:

During the fourth quarter of 1996, the Company undertook a private debt placement offering whereby the Company had intended to raise $26 million. In December 1996, the Company borrowed a total of $15 million from a financial institution as described below. In addition, management of the Company believes that the remaining $11 million of financing is available if needed, although no assurances can be made that the Company will be able to obtain this financing.

At December 31, 1996, the Company's long-term debt of $15 million payable to a financial institution (the Lender) bore interest at 4-1/4 percent plus the three-month average LIBOR rate. Interest is due and payable quarterly together with principal payments based on a percentage (ranging from 2.5 percent to 3.75 percent during the term of the loan) of advances funded by the financial institution. The indenture pursuant to which the $15 million was borrowed requires the Company to maintain certain financial statement covenants, including a minimum tangible net worth, as defined, of $20,200,000 plus 50 percent of net income subsequent to June 30, 1996, and maximum annual capital expenditures ranging from $3.0 million to $4.5 million. The amount borrowed is secured by all the drilling and workover rigs and equipment of the Company.
The net proceeds of the $15 million indebtedness incurred were used to repay
(a) mortgage notes payable in connection with two of the Company's drilling rigs totaling approximately $7.9 million, (b) indebtedness of approximately $4.5 million outstanding pursuant to the Company's revolving credit agreement,
(c) to repay shareholder advances totaling $2 million and (d) general working capital purposes.

Scheduled principal payments on long-term debt are as follows:

               1997                                       $   1,500,000
               1998                                           1,557,600
               1999                                           1,615,200
               2000                                           1,846,200
               2001                                           2,077,200
               Thereafter                                     6,403,800
                                                          -------------
                                                          $  15,000,000
                                                          =============

6. RELATED-PARTY TRANSACTIONS:

Hercules Rig Corp.

Hercules Rig Corp. (HRC) and the Company are affiliated through a common board of directors and management. The accounts of HRC are not combined with those of the Company for financial reporting purposes.

Prior to 1994, Hercules leased Rig 25 from a third party and had paid a deposit of $1 million toward the purchase of the rig. During 1994, Hercules sold an option to purchase Rig 25 to HRC for $100,000 and HRC purchased the rig from the third party for $9.5 million (the total purchase price was $10.5 million, including the $1 million deposit paid by Hercules). Hercules has recorded the $1.1 million as a receivable from HRC. The Company entered into a two-year bareboat charter agreement with HRC, providing for a day rate of $2,500. Effective January 1, 1996, the bareboat charter was amended to provide for a day rate of $4,250 through December 22, 1996. Amounts due to the Company pursuant to the incremental day rate totaling $626,500 pursuant to this amendment have been recorded as a reduction of the Company's receivable from HRC at December 31, 1996. Once the term of this amendment expired, the lease was extended on a month-to-month basis at a day rate of $2,500 which will continue until terminated with one month's notice by either party. The indenture pursuant to which the $15 million of borrowings has been made from the Lender prohibits HRC from increasing the day rates to HOC (see Note 5).
The Company has accounted for the lease as an operating lease. During 1996 and prior years, the Company periodically incurred and paid certain capital improvements related to Rig 25 and has recorded approximately $1.2 million of these costs as accounts receivable from HRC, which results in an unsecured net receivable balance from HRC of $1,667,974 on the December 31, 1996, balance sheet.

During 1995, HRC incurred indebtedness of $4 million (secured by Rig 25) and loaned the $3.7 million net proceeds to the former shareholders of the Company who in turn loaned the $3.7 million to the Company pursuant to an interest-free loan. All interest expense and amortization of loan costs were initially recorded by HRC. Subsequent to December 31, 1996, and effective for the year ended December 31, 1996, HRC charged its shareholder who in turn charged the former shareholders of HOC who in turn charged the Company $349,467 of interest expense which HOC has recorded and reflected as a payable to the former shareholders of HOC and HRC has recorded as interest income and a receivable from the former shareholders of HOC as of December 31, 1996. On December 3, 1996, the Company repaid approximately $3,541,000 of its loan balance of approximately $3,754,000 directly to Tufton Oceanic Finance Corp. on behalf of HRC which constituted full repayment of HRC's outstanding loan balance. The Company's loan repayment was deemed to have been paid to the Company's former shareholders and as contributed capital to HRC from its shareholder. The amount of the Company's loan balance in excess of the amount paid to its former shareholders of approximately $213,000 has been included in the $679,091 payable to former shareholders in the Company's December 31, 1996, balance sheet.

Following is a summary of HRC's financial statements for the year ended December 31, 1996 (in thousands):

          Current assets                                            $    350
          Drilling rigs and equipment, net                            10,793
          Other                                                           12
                                                                    --------
                                                                    $ 11,155
                                                                    ========

          Current liabilities                                       $    242
          Amounts due to HOC                                           1,668
          Equity                                                       9,245
                                                                    --------
                                                                    $ 11,155
                                                                    ========

          Revenues                                                  $  1,542

          Net income                                                $    401

Effective January 1, 1997, HRC entered into an agreement with an affiliate of PLM Equipment Leasing Corporation of California (PLM) to bareboat-charter another jack-up rig (Rig 22) at a day rate of $5,500 for three years with an obligation to purchase the rig for $12,000,000 at the end of the lease term. Also effective January 1, 1997, the Company entered into a three-year agreement to bareboat-charter this jack-up rig from HRC at a day rate of $3,164 and has no obligation to purchase the rig from HRC. HRC has accounted for its lease as a capital lease in 1997. The Company has accounted for its lease with HRC as an operating lease in 1997. In December 1996, the Company received an advance of $1 million from Trenergy which the Company paid to PLM as a deposit on Rig
22. In January 1997, after entering into the lease with HRC, PLM returned the $1 million deposit to the Company who repaid the $1 million advance from Trenergy. At December 31, 1996, the Company had a $1 million deposit included in other accounts receivable and $1 million included in the total of $1,550,336 due to Trenergy.

Subsequent to year-end, the Company advanced an additional $300,158 to HRC for the payment of vendor invoices primarily related to capital expenditures on Rig 25 resulting in a net receivable balance of $1,968,132 net of collections made from HRC by HOC (unaudited).

Hercules Marine Services Corporation
------------------------------------

Hercules Marine Services Corporation (HMSC) is owned by Adway (see Note 1). HMSC and Hercules share a common board of directors and management. The accounts of HMSC are not combined with those of the Company for financial reporting purposes. During 1996, HMSC performed rig refurbishment work, the most substantial portion of which was for rigs owned by the Company for which HMSC billed the Company approximately $1.4 million during 1996.

Pursuant to a management services agreement, the Company provides all accounting and administrative services to HMSC and allocates a portion of its general and administrative costs to HMSC. The amounts allocated to HMSC by the Predecessor Company and the Company totaled $133,719 for the four months ended April 30, 1996, and $397,572 for the eight months ended December 31, 1996, respectively. At December 31, 1996, Hercules has a receivable balance of $811,761 from HMSC which includes $636,751 of principal and $175,000 of accrued interest on the outstanding balance which the Company recorded as interest income during 1996. Following is a summary of HMSC's unaudited financial statements for the year ended December 31, 1996 (in thousands):

          Current assets                                            $    134
          Fixed assets, net                                              510
                                                                    --------
                                                                    $    644
                                                                    ========

          Current liabilities including net payables to the
            Company of approximately $812                           $  1,670
          Stockholder deficit                                         (1,026)
                                                                    --------
                                                                    $    644
                                                                    ========

          Revenues                                                  $  2,183

          Net loss                                                  $   (295)

Subsequent to year-end, HMSC billed the Company approximately $926,000 for additional rig refurbishment related primarily to Rig 14 (unaudited). In addition, pursuant to the management services agreement, the Company allocated general and administrative expenses and other working capital loans were made to HMSC by HOC of approximately $704,541, resulting in a net receivable balance of $591,265 which includes $401,818 of principal and $189,447 of accrued interest at April 30, 1997 (unaudited).

Hercules Capital Corporation
----------------------------

Hercules Capital Corporation (HCC) is owned by an officer of the Company, who also serves as an officer of HRC and HMSC. Hercules makes quarterly payments to HCC of approximately $30,000 as set forth in a management services agreement between Hercules and HCC. At December 31, 1996, Hercules has a $60,000 payable, representing amounts payable to HCC for the last two quarters of 1996. In addition, Hercules has recorded a $100,000 payable representing a payment due HCC for services rendered by an officer of the Company during 1994. Subsequent to year-end, approximately $63,000 of these payables were paid plus approximately $60,000 for the quarterly payments related to the first two quarters of 1997 resulting in a payable to HCC of approximately $97,000 at April 30, 1997 (unaudited).

Other Transactions With Affiliates
----------------------------------

During 1995, the Company's former shareholders advanced approximately $700,000 to the Company for working capital purposes. The amount advanced is noninterest-bearing and had no designated repayment date. During 1996, Trenergy paid approximately $400,000 to the former shareholders to discharge $400,000 of the Company's obligation to the former shareholders. Accordingly, the Company's December 31, 1996, balance sheet reflects $400,000 in amounts due to affiliates (Trenergy). Also, included in amounts due to affiliates (Trenergy) is approximately $150,000 in management fees for the year ended December 31, 1996, charged to Hercules. Included in the $679,091 balance payable to former shareholders at December 31, 1996, is the remaining $300,000 noninterest-bearing advance received in 1995 together with the $213,511 balance outstanding on the $3.7 million loan made to the Company in 1995, and the $349,467 of interest expense from the former shareholders (see Hercules Rig Corporation) which HOC has recorded, net of $183,887 of various expenses paid on behalf of the former shareholders of HOC as an offset to the payable at December 31, 1996. Subsequent to December 31, 1996, (a) Trenergy paid $300,000 to the former shareholders to discharge the remaining $300,000 of shareholder advances received by the Company during 1995 (unaudited), (b) the Company repaid $700,000 to Trenergy in April 1997 (unaudited) and (c) the Company loaned $1.8 million to Trenergy at an interest rate of 6.5 percent pursuant to an agreement maturing June 30, 1998 (unaudited).

7. REDEEMABLE PREFERRED STOCK:

During 1996, the Company received $4 million in advances from Trenergy to be used for working capital purposes and rig improvements. On December 21, 1996, these advances were exchanged for 4 million shares of the Company's newly issued A Series preferred stock. The A series of preferred stock was created out of the authorized but unissued shares of the capital stock of the Company. The series was designated Series A Nonvoting Cumulative Preferred Stock, consisting of 4 million shares of no par value. The Series A preferred stock shareholders are entitled to receive dividends out of any funds legally available for that purpose at the annual dividend rate of $.09 on each outstanding share of such stock. No dividends may be declared and paid until on or after January 1, 2005, but such dividends shall accrue and become cumulative from the date of original issuance, whether or not earned or declared. As of April 30, 1997, $120,000 of dividends to Trenergy has been accrued (unaudited). At the option of the board of directors of the Company, the shares of Series A preferred stock may be redeemed in whole or in part on or after January 1, 2005, by the Company, at a redemption price of $1.00 per share plus all unpaid and accumulated dividends to such date.

8. INCOME TAXES:

Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income tax as follows:

                                                  Four Months      Eight Months
                                                     Ended            Ended
                                                   April 30,       December 31,
                                                     1996             1996
                                                --------------    --------------

     Tax provision at the statutory rate              34%              34%
     Increase resulting from-
       Nondeductible amortization                      -                8
       Other nondeductible expenses                    6                2
       U.S. withholdings                               2                2
       Other                                           -                4
                                                      --               --
                                                      42%              50%
                                                      ==               ==

The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1996, is as follows:

 Deferred tax liabilities-
   Deferred tax liability related to drilling and workover rigs
     and equipment                                                  $10,837,366
   Other                                                                508,437
                                                                    -----------
                                                                     11,345,803

 Deferred tax assets-
   Tax net operating loss carryforwards                               2,345,451
   Alternative minimum tax credit carryforward                        1,395,012
   Other                                                                476,527
                                                                    -----------
                                                                      4,216,990
                                                                    -----------

 Deferred tax liability, net                                        $ 7,128,813
                                                                    ============

Under the Internal Revenue Code, a change in ownership of the Company can cause a limitation in the ability of the Company to use existing net operating losses
(NOLs) and credit carryforwards in any one year. In the opinion of management, any limitation caused by the change in ownership which occurred in 1996 will not materially limit the availability of NOLs.

9. COMMITMENTS AND CONTINGENCIES:

Hercules is currently involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, uninsured losses, if any, in excess of those accrued will not have a material adverse effect on Hercules' financial position or results of operations.

Lease Commitments

Certain noncancelable leases are classified as capital leases, and the leased assets are included in equipment, net, under drilling and workover rigs in net rigs, equipment and property balance in the Company's December 31, 1996, balance sheet. Other leases are classified as operating leases and are not capitalized.

At December 31, 1996, the future minimum lease payments under operating and capital leases are as follows:

                                                    Operating       Capital
                                                      Leases        Leases
                                                    -----------   -------------
  1997                                              $  198,406    $  1,713,496
  1998                                                 187,786          62,295
  1999                                                 183,161           6,943
  2000                                                  45,265           2,564
                                                    ----------    ------------

               Total                                $  614,618       1,785,298
                                                    ==========
  Less- Amounts representing interest                                 (119,473)
                                                                  ------------
               Net present value                                     1,665,825
  Less- Current portion of capital lease obligation                 (1,613,794)
                                                                  ------------
               Long-term capital lease obligation                 $     52,031
                                                                  ============

The total amount of rent expense recognized for the four months ended April 30, 1996, and for the eight months ended December 31, 1996, was $45,201 and $152,545, respectively. Additionally, for the four months ended April 30, 1996, and the eight months ended December 31, 1996, the Predecessor Company and the Company recognized bareboat charter hire expense of approximately $702,000 and $1,504,000, respectively, of which approximately $528,000 and $1,014,000, respectively, related to Rig 25 for each period.

Effective January 1, 1997, the Company entered into a lease for Rig 22 from HRC (see Note 6). The Company's lease commitment for this rig is $1,154,856 for each of the three years following January 1, 1997.

Self-Insurance

Hercules is self-insured for the deductible portion of its insurance coverage. In the opinion of management, adequate accruals have been made based on known and estimated exposures up to the deductible portion of Hercules' insurance coverages. Management believes that future claims and liabilities in excess of the amounts accrued are fully insured. Some of the Company's insurance provides for premium adjustments based on the claims experience of the Company and other participants of the insurance plan. Future events, claims or assessments may increase the Company's cost for this coverage. In the opinion of management, adequate accruals have been made based on known and estimated exposures.

Employment Agreements

Hercules has employment agreements with certain of its officers. The employment agreements with Hercules' officers provide for annual salaries and discretionary bonuses to be determined by the board of directors. In addition, they provide for guaranteed payments if the officers are terminated without cause.

During 1996, six employees participated in a management bonus plan sponsored by the Company. The plan provides for bonuses to be paid based on a percentage, determined at the discretion of the board of directors at the beginning of the year, of the Company's income before income taxes, as defined. In 1996, the Company recognized bonus expense of $835,500. For the four months April 30, 1997, the Company recognized $54,000 in expense under a bonus plan structured in a similar manner based on a lower percentage of income before income taxes, as defined (unaudited).

401(k) Plan

Hercules has a defined contribution 401(k) savings plan for its employees meeting certain eligibility requirements. The plan provides that an employee may contribute up to 15 percent of his salary and Hercules may elect to match such contributions at its discretion up to the first 6 percent of an employee's eligible compensation contributed to the plan. For the four months ended April 30, 1996, and the eight months ended December 31, 1996, the Predecessor Company and the Company incurred $125,226 and $340,920, respectively in such contributions.

10.      SUBSEQUENT EVENT (UNAUDITED):

On May 9, 1997, Trenergy entered into a definitive stock purchase agreement to sell all of the outstanding stock of HOC for $145 million to Parker Drilling Company. The agreement is conditional upon Parker Drilling Company's acquisition of HRC for $50 million and is terminable if the transaction fails to close by December 31, 1997.

                                                                   EXHIBIT 99.2


                         HERCULES OFFSHORE CORPORATION

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Hercules Offshore Corporation


In our opinion, the accompanying balance sheet and the related statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Hercules Offshore Corporation at December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Notes 4, 7, 8, 9 and 11 of the accompanying financial statements, the Company has extensive transactions and relationships with its owners. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.


PRICE WATERHOUSE LLP
Houston, Texas

September 11, 1996

                         HERCULES OFFSHORE CORPORATION

                                 BALANCE SHEET

                               DECEMBER 31, 1995


                                     Assets

Current assets:
  Cash                                                              $   133,209
  Accounts receivable, trade                                          6,310,666
  Accounts receivable, other                                            467,220
  Prepaid insurance                                                     341,992
  Other current assets                                                  262,208
                                                                    -----------
      Total current assets                                            7,515,295
Equipment, net                                                       34,270,111
Other assets                                                             69,188
Receivables from affiliates                                           1,930,323
                                                                    -----------
                                                                    $43,784,917
                                                                    ===========

                      Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                                  $ 4,737,776
  Accrued liabilities                                                 1,533,432
  Advances from stockholders                                          4,054,670
  Note payable to affiliate                                              38,770
  Other notes payable                                                   261,682
  Capital lease obligation                                            5,005,973
                                                                    -----------
      Total current liabilities                                      15,632,303
Revolving line of credit                                              3,057,446
Deferred income taxes                                                 1,846,517
                                                                    -----------
      Total liabilities                                              20,536,266
                                                                    -----------
Stockholders' equity:
  Common stock, $1.00 par value, 18,034,384
    shares authorized, issued and outstanding                        18,034,384
  Retained earnings                                                   5,214,267
                                                                    -----------
      Total stockholders' equity                                     23,248,651
                                                                    -----------
Commitments and contingencies (Note 9)
                                                                    -----------
                                                                    $43,784,917
                                                                    ===========


         The accompanying notes are an integral part of this statement.

                         HERCULES OFFSHORE CORPORATION

                              STATEMENT OF INCOME


                                                           Year ended
                                                          December 31,
                                                    --------------------------
                                                       1995           1994
                                                    -----------    -----------
Offshore drilling and workover revenues             $28,867,625    $25,853,169
                                                    -----------    -----------
Costs and expenses:
  Cost of operations                                 22,006,720     18,691,823
  General and administrative                          3,969,721      2,876,276
  Depreciation and amortization                       1,865,224      1,132,323
                                                    -----------    -----------
                                                     27,841,665     22,700,422
                                                    -----------    -----------
Income before income taxes                            1,025,960      3,152,747
Income tax expense                                     (429,857)    (1,156,932)
                                                    -----------    -----------
Net income                                          $   596,103    $ 1,995,815
                                                    ===========    ===========


         The accompanying notes are an integral part of this statement.

                         HERCULES OFFSHORE CORPORATION

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                    COMMON        ADDITIONAL
                                     SHARES      STOCK ($1.00      PAID-IN         RETAINED
                                  OUTSTANDING      PAR VALUE)      CAPITAL         EARNINGS         TOTAL
                                  -----------     -----------    ------------     ----------     -----------
Balance, December 31, 1993                  2               2      18,034,382      2,622,349      20,656,733

Stock split                        18,034,382      18,034,382     (18,034,382)

Net income                                                                         1,995,815       1,995,815
                                   ----------     -----------    ------------     ----------     -----------
Balance, December 31, 1994         18,034,384      18,034,384                      4,618,164      22,652,548

Net income                                                                           596,103         596,103
                                   ----------     -----------    ------------     ----------     -----------
Balance, December 31, 1995         18,034,384     $18,034,384    $                $5,214,267     $23,248,651
                                   ==========     ===========    ============     ==========     ===========

                         HERCULES OFFSHORE CORPORATION

                            STATEMENT OF CASH FLOWS


                                                                Year ended
                                                                December 31,
                                                        ----------------------------
                                                            1995            1994
                                                        -----------     ------------
Cash flows from operating activities:
   Net income                                           $   596,103     $  1,995,815
   Adjustments to reconcile net income to net cash
      (used in) provided by operating activities:
         Depreciation and amortization                    1,865,224        1,132,323
         Deferred income taxes                              429,857          847,352
      Changes in operating assets and liabilities, net:
         Accounts receivable                             (2,010,874)       1,279,299
         Prepaid insurance and other assets                  79,419         (564,961)
         Accounts payable                                    40,170        3,254,426
         Accrued liabilities                                677,234         (562,809)
                                                        -----------     ------------
            Net cash provided by (used in)
               operating activities                       1,677,133        7,381,445
                                                        -----------     ------------
Cash flows from investing activities:
   Capital expenditures                                  (4,705,683)     (10,610,289)
   Proceeds from capital dispositions                        36,350
   Net advances to affiliates                              (283,234)      (1,208,911)
                                                        -----------     ------------
            Net cash used in investing activities        (4,952,567)     (11,819,200)
                                                        -----------     ------------
Cash flows from financing activities:
   Net proceeds from revolving line of credit               507,446        2,550,000
   Net advances from stockholders                         4,036,220         (124,275)
   Payments on capital lease                             (1,145,395)        (245,469)
                                                        -----------     ------------
            Net cash provided by financing activities     3,398,271        2,180,256
                                                        -----------     ------------
Net increase (decrease) in cash                             122,837       (2,257,499)

Cash:
   Beginning of period                                       10,372        2,267,871
                                                        -----------     ------------
   End of period                                        $   133,209     $     10,372
                                                        ===========     ============

                         HERCULES OFFSHORE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Hercules Offshore Corporation (the Company) was formed under the laws of the state of Texas to serve as an independent marine contractor specializing in drilling and workover services for oil and gas wells located in the United States Gulf of Mexico.

Revenue recognition

The Company's rig service contracts are normally completed in one year or less. Revenues are recognized as the related services are performed. Revenues consist primarily of day rates charged for the rigs plus other contract costs for mobilization fees and other rig-related services.

Concentration of credit and major customers

Accounts receivable are due primarily from large oil and gas exploration and production corporations with operations in the United States Gulf of Mexico. Service revenue derived from the three largest oil and gas customers was $7,716,405 and $2,335,083 and $1,374,105 or 25%, 8% and 5%, respectively, for the year ended December 31, 1995 and $7,289,332 $1,027,318 and $894,049, or
28%, 4% and 3%, respectively, for the year ended December 31, 1994.

Equipment

Equipment is recorded at historical cost, which includes the allocated purchase price of contributed assets and expenditures for additions and major improvements. Depreciation is calculated using the straight-line method over their estimated useful-asset lives, net of estimated salvage values. Expenditures which substantially increase value or extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Income taxes

The Company recognizes income tax expense based on the liability method of accounting for income taxes. The deferred tax asset or liability is recorded based upon temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes. The primary temporary differences between the tax basis and financial basis of the Company's assets and liabilities relate to the depreciation of equipment. Deferred tax expense is the result of changes in the deferred tax assets and liabilities during the periods presented.

Interest

Interest expense included in general and administrative expenses totaled $904,195 and $189,442 for the years ended December 31, 1995 and 1994, respectively. Interest incurred as a result of capital expenditures on major construction projects is capitalized as part of the cost of the assets.
Interest capitalized during 1995 and 1994 was $36,828 and $95,884, respectively.

Fair value of financial instruments

Based on borrowing rates currently available, the carrying amounts of notes payable at December 31, 1995 approximate fair values.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Because of the inherent uncertainties in their process, actual results could differ from such estimates. Management believes that the estimates are reasonable.

NOTE 2 - EQUIPMENT:

        Equipment consists of the following as of December 31, 1995:

                                                       ESTIMATED
                                                        USEFUL
                                                     LIFE IN YEARS
                                                     -------------
Drilling and workover rigs and equipment                  15           $31,738,813
Jack-up rig under capital lease                           15             5,403,706
Furniture, fixtures and other                              4               157,479
Less - accumulated depreciation                                         (3,029,887)
                                                                       -----------
                                                                       $34,270,111
                                                                       ===========


        Depreciation expense for the years ended December 31, 1995 and 1994 was $1,730,831 and $989,773, respectively. Amortization associated with the jack-up rig under capital lease is included in depreciation expense.

NOTE 3 - INDEBTEDNESS:

        The Company obtained $927,143 of vendor financing to acquire certain rig equipment in December 1994. The note payable for such equipment bears interest at 11%, is due in January 1996 and is collateralized by the equipment. At December 31, 1995, $241,388 of principal was outstanding under this obligation. The amount was paid in full in April 1996.

        The Company has a primary revolving line of credit agreement with a bank under which borrowings are secured by trade receivables and bear interest payable monthly at rates based on the bank's prime rate plus one percent (9.5% at December 31, 1995). The agreement provided for a $3,500,000 line of credit subject to limitations based on amounts of eligible accounts receivable outstanding. At December 31, 1995, the amount of credit available was reduced by a $187,983 letter of credit representing a security deposit for insurance. Further, the maximum amount available under the line of credit was $4,571, and the amount outstanding was $3,057,446.

        On June 14, 1996 and August 20, 1996, the Company entered into agreements to amend and restate the terms of the revolving line of credit. As a result, the available line of credit was increased to $5,500,000 and the maturity date was extended from March 31, 1997 to November 20, 1997. Monthly principal repayments of $1,833,333 are scheduled for September 20, 1997 and October 20, 1997, with any remaining principal due November 20, 1997.
Further, certain covenants were modified and include the maintenance of tangible net worth of $22,000,000 through October 31, 1996 which increases to $25,000,000 thereafter; maintenance of an adjusted current ratio of .75 through October 31, 1996, increasing to .85 through December 31, 1996 and 1.00, thereafter. The maximum allowance for advances to affiliates was increased from $2,000,000 to $2,750,000. The requirement that the Company generate positive net income for any one year or two consecutive quarters was not amended and is still in effect.

In June 1996, the Company exercised its option to purchase a jack-up rig (Hercules Rig 11) through a vendor financing agreement (Note 7). The total purchase price of $5,392,486 includes $392,486 of additional costs to repair the rig's mud system. The note payable, which bears interest at 17%, is due on the earlier of the closing of a sale by the Company of secured long term debt securities or October 31, 1996.

In June 1996, the Company entered into another vendor financing agreement (Note
7) to purchase a jack-up rig (Hercules Rig 14) for $2,300,000. The note payable which bears interest at LIBOR plus 2.5% is due on the earlier of a sale by the Company of secured long term debt securities or December 31, 1996.

The Company intends to repay the notes payable for the purchase of the two rigs through a private placement of secured debt securities. The private placement is intended to raise approximately $30 million through the issuance of 10%-10.75% senior secured notes due 2003. The remaining proceeds received from the private placement will be used to refurbish two additional rigs, repay the line of credit and certain shareholder advances, pay fees and other closing costs and provide funds for general corporate purposes. The private placement is intended to be completed during October 1996.

NOTE 4 - STOCKHOLDER'S EQUITY AND PAYABLES TO PARENT:

The Company had a note payable to Adway of $38,770 and $57,220 at December 31, 1995 and 1994, respectively. The note bears interest at prime (8.75% and 8% at December 31, 1995 and 1994, respectively), is unsecured and is callable based on Adway's discretion.

During 1995, the Company received advances of $4,054,670 from its stockholders to provide working capital and meet other operating cash requirements. Stockholder advances, which are noninterest-bearing, are included in current liabilities and totaled $4,054,670 at December 31, 1995.

During 1996, the Company received advances from Trenergy of $4,000,000 to provide for additional working capital (Note 11). The advances are payable on demand and are noninterest-bearing.

In January 1994, the Company amended the articles of incorporation to increase the authorized common stock of the Company from two shares to 18,034,384 shares and issued an additional 18,034,382 shares of common stock in connection with a 9,017,192-for-one stock split effected in the form of a dividend. As a result of this transaction, capital stock increased by $18,034,382 with a corresponding reduction in additional paid-in capital to reflect a $1.00 par value per share for each share issued.

NOTES 5 - INCOME TAXES:

The provisions for income taxes consists of the following:

                                                        December 31,
                                                 -----------------------------
                                                    1995              1994
                                                 -----------       -----------
Current federal income tax provision                               $   309,580
Deferred federal income tax provision            $   429,857           847,352
                                                 -----------       -----------
        Total provision for income taxes         $   429,857       $ 1,156,932
                                                 ===========       ===========

The tax effects of the principal temporary differences between financial reporting and income tax reporting are as follows:

                                                        December 31,
                                                 -----------------------------
                                                    1995              1994
                                                 -----------       -----------
Deferred tax assets:
  Alternative minimum tax credit carryforward    $   309,579       $   309,579
  Net operating loss carryforward                  1,263,277           581,291
Deferred tax liabilities:
  Accelerated depreciation                        (3,241,095)       (2,238,733)
  Other                                             (178,278)          (68,797)
                                                 -----------       -----------
                                                 $(1,846,517)      $(1,416,660)
                                                 ===========       ===========

At December 31, 1995, the Company had net operating loss carryforwards for tax purposes of $3,715,523, which expire in 2009. The Company also has alternative minimum tax credit carryforwards of $309,579, which can be carried forward indefinitely. Changes in ownership of the Company could limit the utilization of tax attribute carryforwards.

NOTE 6 - EMPLOYEE RETIREMENT PLAN:

The Company has a retirement plan which permits participants to make contributions up to 15% of their salary. The plan, which is a defined contribution plan, covers all employees who are age 21 or older and have 120 days of service. The Company may make discretionary contributions in amounts not to exceed the first six percent of an employee's eligible compensation contributed to the plan. For the years ended December 31, 1995 and 1994 the Company contributed $197,454 and $190,228, respectively, to the Plan.

NOTE 7 - LEASES:

In April 1994, the Company sold its right, title and interest in and the right to purchase the jack-up rig for $100,000 to Hercules Rig Corporation (HRC), an affiliate of the Company, who exercised the purchase option. The financial statements include a $100,000 gain related to this transaction. In April 1994, the Company entered into a two-year bareboat charter agreement with HRC for the rig at $2,500 per day. This agreement provides a renewal option for an additional two years at market rates. However, upon expiration of the original term, the option was not exercised and the lease has reverted to a month-to-month arrangement with a charter rate of $2,500 per day. Payments under this agreement are recorded as a component of cost of operations as an operating lease and totaled $837,500 and $866,375 for the years ended December 31, 1995 and 1994, respectively. HRC has pledged the rig as collateral for certain debt incurred by HRC in fiscal 1995.

In April 1994, the Company entered into a lease through a bareboat charter agreement for a third jack-up rig at a minimum of $1,875 per day, with increasing rates based on rig utilization. The lease has a purchase option of $5,000,000 at the end of the second year. The bareboat charter agreement requires that the jack-up rig not be used for exploratory or developmental drilling in the U.S. Gulf of Mexico. This jack-up rig was recorded in the accompanying financial statements as a capital lease. Payments related to this agreement totaled $876,250 for the year ended December 31, 1995. In June 1996, the Company exercised its option to purchase the jack-up rig through a vendor financing agreement (Note 3).

The Company leases its office buildings and certain equipment under long-term operating leases.

Rental expense for the year ended December 31, 1995 and 1994 was approximately $2,602,728 and $1,811,631 respectively. Future minimum lease payments on the Company's long-term operating leases are as follows for the years ending December 31:

        1996                                            $444,273
        1997                                              10,306
        1998                                               6,572
        1999                                                 233
                                                        --------
                                                        $461,384
                                                        ========

NOTE 8 - RELATED PARTY TRANSACTIONS:

In accordance with a Management Services Agreement, the Company provides essentially all accounting and administrative services to Hercules Marine Services Corporation (HMS), an unconsolidated entity owned by Adway. The Company's total general and administrative expenses are charged to HMS at a rate of one-tenth for the year ended December 31, 1995 and for the period from May 1, 1994 to December 31, 1994 and are recorded as a reduction of the Company's expense. An aggregate of $343,670 and $384,800 was charged to HMS for general and administrative services for the years ended December 31, 1995 and 1994, respectively. The Company also provides cash advances to HMS to finance working capital requirements and other cash needs. In 1995, HOC and HMS entered into a demand promissory note under which HOC may advance up to $800,000 to HMS payable on demand. At December 31, 1995 and 1994, receivables from HMS totaled $799,502 and $519,893, respectively, and related interest receivable totaled $108,659 and $49,489, respectively. Summarized financial information for HMS as of December 31, is as follows:

                                                                    (Unaudited)
                                                         1995          1994
                                                      ----------    ----------
Current assets                                        $  113,452    $   69,085
Noncurrent assets                                        853,806       758,441
Current liabilities                                    1,697,783     1,236,376
Equity                                                  (730,525)     (408,858)
Revenues                                               1,329,547     1,007,022
Net loss                                                (342,679)     (697,112)

During 1994, the Company provided HRC cash advances totaling $1,100,000 primarily consisting of a $1,000,000 escrow deposit required for the purchase of a jack-up rig (Note 7).

The Company has a management service agreement with Hercules Capital Corporation (HCC), a company owned by an officer of the Company. HCC provides investment banking services for the Company. Payment for these services totaled $88,945 and $85,730 for the years ended December 31, 1995 and 1994, respectively.

NOTE 9 - COMMITMENTS AND CONTINGENCIES:

In the normal course of business, employees of the Company and of the Company's customers have incurred injuries. These incidents could result in workers' compensation and other claims against the Company. Management plans to aggressively defend its position in any claims and believes its insurance coverage is adequate to cover any possible materials losses.

The Company has employment agreements with certain officers of the Company which provide guaranteed payments if the officers are terminated without cause. At December 31, 1995, guaranteed future payments under these agreements and the management services agreement with HCC (Note 8) total $273,330.

NOTE 10 - SUPPLEMENTAL DISCLOSURES TO THE STATEMENT OF CASH FLOWS:

                                                             Year ended
                                                             December 31,
                                                      ----------------------------
                                                         1995              1994
                                                      ----------        ----------
Cash paid for interest, net of amounts capitalized    $  923,000        $  245,000
Cash paid for taxes, net of refunds                      (51,000)          995,000

Supplemental disclosures of noncash investing
  and financing activities:
    Assets acquired through debt financing (Note 3)       27,813         1,227,000
    Asset acquired under capital lease (Note 7)                          5,403,706

NOTE 11 - SUBSEQUENT EVENTS:

In June 1996, the Company entered into an eighteen month lease agreement for a top drive system at a rate of $90,000 per month. The lease has an option to purchase the top drive system at the completion of the lease term at a price below fair market value.

On April 30, 1996, the stockholders sold their 100% ownership of the Company to Trenergy (Note 1). The stockholders received cash and stock to Trenergy. The resultant change in the stockholders' basis has not been given effect to in the accounts of the Company. The sellers have guaranteed to Trenergy that the Company's profit before tax will be approximately $6 million for each of the five years after the closing of the transaction. The guarantee is supported by a bank guarantee provided by the sellers. Further, Trenergy advanced to the Company approximately $4,000,000 for certain rig improvements. The advances are to be repaid upon consummation of the sale by the Company of secured long-term debt securities (discussed in Note 3).

In February 1996, the Company entered into a thirteen month lease agreement for a top drive system at a rate of $119,135 per month. The lease has a purchase option of $100.00 at the completion of the thirteen month lease term.

In February 1996, the Company entered into an operating lease agreement through a bareboat charter agreement with Cliff's Drilling for a jack-up rig (Rig 12) at a rate of $3,250 per day.

In February 1996, the Company awarded bonuses of $170,000 to certain officers.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in Form 8_K of Parker Drilling of our report dated September 11, 1996, relating to the financial statements of Hercules Offshore Corporation, which appears in such Form 8-K.





Price Waterhouse LLP
Address
July  , 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Shareholder of
Hercules Rig Corp.:

We have audited the accompanying balance sheets of Hercules Rig Corp. (a Texas corporation) (the Company) as of December 31, 1995 and 1996, and the related statements of income, shareholder's equity and cash flows for the period from inception, April 6, 1994, through December 31, 1994, and for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 4 of the accompanying financial statements, the Company has extensive transactions and relationships with an affiliated company, Hercules Offshore Corporation (HOC). Because of this relationship, the terms of the transactions are not necessarily indicative of those that would result from transactions among wholly unrelated parties. The Company has chartered its two rigs to HOC at day rates which based on current circumstances and assuming no other changes, are insufficient to enable the Company to meet its obligations of $12 million maturing on January 3, 2000, and the Company's note payable to HOC of approximately $1.7 million maturing on January 1, 1999.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hercules Rig Corp. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from inception, April 6, 1994, through December 31, 1994, and for the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





Houston, Texas
June 27, 1997

                               HERCULES RIG CORP.


                                 BALANCE SHEETS

                                                                           December 31
                                                                  ------------------------------    April 30,
                                                                      1995             1996           1997
                                                                  --------------   -------------  ------------
                              ASSETS                                                               (Unaudited)
                              ------
CURRENT ASSETS:
  Cash                                                             $        100    $        325    $         68
  Receivables from HMSC, net of valuation allowance (Note 4)             31,140            -               -
  Receivable from shareholder                                               -           349,467         349,467
                                                                   ------------    ------------    ------------
                  Total current assets                                   31,240         349,792         349,535

RIGS AND EQUIPMENT, net of accumulated depreciation                  11,048,870      10,793,409      25,170,037

OTHER ASSETS                                                            153,340          11,901          10,138
                                                                   ------------    ------------    ------------
                                                                   $ 11,233,450    $ 11,155,102    $ 25,529,710
                                                                   ============    ============    ============

               LIABILITIES AND SHAREHOLDER'S EQUITY
               ------------------------------------

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities                         $    487,851    $    241,968    $    230,095
  Note payable                                                        3,817,822          -               -
  Current portion of capital lease obligation                            -               -            1,668,531
                                                                   ------------    ------------    ------------
                  Total current liabilities                           4,305,673         241,968       1,898,626

AMOUNTS DUE TO HOC (Note 4)                                           1,624,454       1,667,974       1,968,132

CAPITAL LEASE OBLIGATION, long term                                      -               -           12,701,155
                                                                   ------------    ------------    ------------
                  Total liabilities                                   5,930,127       1,909,942      16,567,913

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S EQUITY:
  Common stock                                                            1,000           1,000           1,000
  Additional paid-in capital                                          6,090,953       9,632,112       9,632,112
  Accumulated (deficit)                                                (788,630)       (387,952)       (671,315)
                                                                   ------------    ------------    ------------
                  Total shareholders' equity                          5,303,323       9,245,160       8,961,797
                                                                   ------------    ------------    ------------
                                                                   $ 11,233,450    $ 11,155,102    $ 25,529,710
                                                                   ============    ============    ============



  The accompanying notes are an integral part of these financial statements.

                               HERCULES RIG CORP.


                              STATEMENTS OF INCOME



                                             Period From
                                             Inception,
                                           April 6, 1994,            Year Ended               Four Months Ended
                                               Through               December 31                   April 30
                                            December 31,    ---------------------------   -------------------------
                                                1994           1995           1996          1996          1997
                                           ---------------  ------------   ------------   -----------   -----------
                                                                                                 (Unaudited)
REVENUES                                     $  667,500     $   912,500    $ 1,541,500    $  511,333    $  670,204

COSTS AND EXPENSES:
  Cost of operations                            434,314         680,875        788,270       260,546       492,077
  General and administrative                    423,966         159,792        185,283        96,559         5,213
                                             ----------     -----------    -----------    ----------    ----------
                                                858,280         840,667        973,553       357,105       497,290
                                             ----------     -----------    -----------    ----------    ----------
INCOME (LOSS) FROM OPERATIONS                  (190,780)         71,833        567,947       154,228       172,914

OTHER:
  Interest income                                  -               -           349,467       195,290          -
  Interest expense                             (262,041)       (407,642)      (516,736)     (187,998)     (456,277)
                                             ----------     -----------    -----------    ----------    ----------
NET INCOME (LOSS) BEFORE
  INCOME TAXES                                 (452,821)       (335,809)       400,678       161,520      (283,363)

INCOME TAX EXPENSE                                 -               -              -             -             -
                                             ----------     -----------    -----------    ----------    ----------
NET INCOME (LOSS)                            $ (452,821)    $  (335,809)   $   400,678    $  161,520    $ (283,363)
                                             ==========     ===========    ===========    ==========    ==========



  The accompanying notes are an integral part of these financial statements.

                               HERCULES RIG CORP.


                       STATEMENTS OF SHAREHOLDER'S EQUITY



                                                      Common Stock       Additional
                                                  -------------------      Paid-In       Accumulated
                                                  Shares     Amount        Capital         Deficit
                                                  ------    --------    ------------     -----------
BALANCE AT INCEPTION, April 6, 1994                 -       $   -       $      -          $    -

ISSUANCE OF COMMON STOCK                           1,000       1,000      5,249,000            -

NET LOSS                                            -           -              -           (452,821)
                                                  ------    --------    -----------       ---------
BALANCE, December 31, 1994                         1,000       1,000      5,249,000        (452,821)

CAPITAL CONTRIBUTION                                -           -           841,953            -

NET LOSS                                            -           -              -           (335,809)
                                                  ------    --------    -----------       ---------
BALANCE, December 31, 1995                         1,000       1,000      6,090,953        (788,630)

CAPITAL CONTRIBUTION                                -           -         3,541,159            -

NET INCOME                                          -           -              -            400,678
                                                  ------    --------    -----------       ---------
BALANCE, December 31, 1996                         1,000       1,000      9,632,112        (387,952)

NET LOSS (unaudited)                                -           -              -           (283,363)
                                                  ------    --------    -----------       ---------
BALANCE, April 30, 1997 (unaudited)                1,000     $ 1,000    $ 9,632,112       $(671,315)
                                                  ======    ========    ===========       =========



  The accompanying notes are an integral part of these financial statements.

                               HERCULES RIG CORP.


                            STATEMENTS OF CASH FLOWS




                                                        Period From
                                                         Inception,
                                                       April 6, 1994,          Year Ended               Four Months Ended
                                                          Through              December 31                  April 30
                                                        December 31,    ---------------------------  --------------------------
                                                           1994            1995           1996          1996          1997
                                                      ---------------   -------------  ------------  ------------  ------------
                                                                                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                    $   (452,821)    $  (335,809)   $  400,678    $  161,520    $  (283,363)
  Adjustments to reconcile net income (loss)
  to net cash provided by operating activities-
     Depreciation and amortization                          437,527         821,487       964,039       354,540        493,939
     (Increase) decrease in-
       Accounts receivable                                  (77,500)         77,500          -             -              -
       Other assets                                         (25,599)       (271,565)      (34,330)       (2,441)          -
       Amounts due from shareholders                           -               -         (349,467)     (195,290)          -
     Increase (decrease) in-
       Accounts payable and accrued liabilities             315,365         172,486      (245,883)     (237,076)       (11,972)
                                                       ------------     -----------    ----------    ----------    -----------
         Net cash provided by operating
           activities                                       196,972         464,099       735,037        81,253        198,604
                                                       ------------     -----------    ----------    ----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                   (9,517,915)     (1,144,015)     (514,075)     (216,751)      (311,798)
  Net borrowings from HOC                                      -            122,324        24,786       226,367        300,158
  Net payments from (advances to) HMSC                      (40,456)          9,316        31,140        31,140           -
                                                       ------------     -----------    ----------    ----------    -----------
         Net cash (used in) provided by
           investing activities                          (9,558,371)     (1,012,375)     (458,149)       40,756        (11,640)
                                                       ------------     -----------    ----------    ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock                  5,250,000            -             -             -              -
  Accretion of lease                                           -               -             -             -           337,403
  Payments on long-term debt                                   -           (182,178)     (276,663)     (122,040)          -
  Proceeds from long-term debt                                 -          4,000,000          -             -              -
  Payments on capital leases                                   -               -             -             -          (524,624)
  Net proceeds from (payments to) former shareholders     4,150,000      (3,308,047)         -             -              -
                                                       ------------     -----------    ----------    ----------    -----------
         Net cash provided by (used in)
           financing activities                           9,400,000         509,775      (276,663)     (122,040)      (187,221)
                                                       ------------     -----------    ----------    ----------    -----------
NET INCREASE (DECREASE) IN CASH                              38,601         (38,501)          225           (31)          (257)

CASH, beginning of period                                      -             38,601           100           100            325
                                                       ------------     -----------    ----------    ----------    -----------
CASH, end of period                                    $     38,601     $       100    $      325    $       69    $        68
                                                       ============     ===========    ==========    ==========    ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for-
     Interest                                          $       -        $   646,945    $  531,857    $  183,019    $   456,279

SUPPLEMENTAL NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Assets acquired through debt financing or
    under capital lease                                        -               -             -             -        14,556,909
  Assets acquired through purchases by HOC                1,100,000         402,130        18,734        15,531           -
  Capital contributed by forgiveness of debt                   -            841,953     3,541,159          -              -



  The accompanying notes are an integral part of these financial statements.

                               HERCULES RIG CORP.


                         NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

Hercules Rig Corp. (HRC or the Company) is engaged in the business of acquiring, through purchase or lease, offshore drilling and workover rigs and bareboat chartering the rigs to an affiliate, Hercules Offshore Corporation
(HOC), who in turn utilizes the rigs in contract drilling and workover services for oil and gas companies operating in the United States Gulf of Mexico.

The Company was incorporated in Texas in April 1994 to acquire a jack-up rig (Rig 25) from Chiles Offshore Corporation (Chiles). Rig 25 had previously been chartered by HOC with an option to purchase the rig from Chiles. In April 1994, HRC was incorporated, purchased the right to acquire Rig 25 from HOC, purchased Rig 25 from Chiles and entered into a bareboat charter agreement with HOC (see Note 4). The outstanding stock of HRC is owned by Rashid & Lee, Nominees, a private limited company in Malaysia. Effective January 1, 1997, HRC entered into an agreement with an affiliate of PLM Equipment Leasing Corporation of California (PLM), whereby HRC is leasing, with an obligation to purchase, Rig 22 (see Note 4). Also effective January 1, 1997, HRC entered into an agreement to bareboat-charter Rig 22 to HOC for a period of three years.

2. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES:

Revenue Recognition

Revenue under the bareboat charter agreements with HOC is recognized as the day rates are earned. In accordance with the agreements with HOC, HRC charges daily bareboat charter fees to HOC, regardless of whether the rigs are operated by HOC.

Major Suppliers, Customers,
Credit Risk and Liquidity

Under the terms of the bareboat charter agreements between HOC and HRC, all rig operating costs are paid by HOC and any capital expenditures for rig refurbishment or maintenance expenses are borne by HRC.

HOC, HRC's only customer, is primarily involved in the contract drilling and workover industry and has as its customers companies primarily engaged in the petroleum, exploration and production industries. This concentration of customers in one industry may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic conditions.

The Company's liquidity should be considered in light of the significant fluctuations in demand experienced by drilling contracts as rapid changes in oil and gas producers' expectations and budgets occur. These fluctuations can rapidly impact the Company's liquidity as supply and demand factors directly affect utilization and day rates, which are the primary determinants of cash flow from the Company's operations. Based on current circumstances and assuming no other changes, the day rates charged to HOC for Rig 22 and Rig 25 are insufficient to enable the Company to meet its obligations of the $12 million maturing on January 3, 2000 for Rig 22 (see Note 6) and the Company's note payable to HOC of approximately $1.7 million maturing on January 1, 1999 (see Note 4).

Rigs, Equipment and Property

Depreciation is calculated using the straight-line method over the estimated rig asset life, net of estimated salvage value. At December 31, 1995 and 1996, Rig 25 was recorded at a cost of $12,164,057 and $12,696,865, respectively, net of accumulated depreciation of $1,115,187 and $1,903,456, respectively. Expenditures for settlements of rigs and equipment are capitalized as incurred. Expenditures for maintenance and repairs are charged to expense as incurred.

Deferred Costs

In 1995, HRC incurred costs and paid fees in connection with various financing arrangements (see Note 3). These costs, primarily legal fees, underwriters' costs and loan commitment fees, were deferred and included in other assets at December 31, 1995, at a cost of $271,565 net of accumulated amortization of $135,415 and were being amortized into the results of operations through the date of loan repayment in December 1996. Also included in other assets are organizational costs incurred during the formation of the Company. These costs are being amortized on a straight-line basis over five years. At December 31, 1995 and 1996, organizational costs were recorded at a cost of $25,599, net of accumulated amortization of $8,409 and $13,698, respectively. The Company recorded amortization expense of approximately $3,000, $141,000, and $176,000 during the period from inception through December 31, 1994 and for the years ended December 31, 1995 and 1996.

Income Taxes

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the tax provision is determined based upon the liability method in which deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. SFAS No. 109 provides, in part, that a deferred tax asset shall be evaluated for realization based on a more-likely-than-not criteria.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Financial Information

The interim financial statements as of April 30, 1997, and for the four months ended April 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

3. SHAREHOLDER ADVANCES
   AND LONG-TERM DEBT:

In 1994, in connection with the original capitalization of the Company, the shareholder advanced $9.4 million to the Company to fund the acquisition of Rig 25 from Chiles (see Note 4 for additional discussion of the purchase of Rig
25). Of this advance, $5,250,000 was recorded as equity of the Company. The remaining $4,150,000 was established as a payable to the shareholder pursuant to terms and conditions as set forth in a promissory note to the shareholder. HRC accrued interest on the note at prime resulting in accrued interest of $446,623 through July 1995.

In July 1995, the Company borrowed $4,000,000 from Tufton Oceanic Finance Corp. (Tufton), secured by Rig 25, of which the $3.7 million net proceeds were used to repay the accrued interest and debt to the Company's shareholder. As part of the agreement with the lender, HRC's remaining debt to its shareholder of $841,953 was contributed to HOC as additional paid-in capital at that time.
The $4,000,000 note payable to Tufton was payable in monthly installments of principal and interest equal to the revenues earned by HRC on the bareboat charter of Rig 25. These payments were applied first to accrued interest with the remaining portion applied to principal. The balance of the note was due on July 14, 1996, which was subsequently extended through December 3, 1996. Interest on the note ranged from 12 percent to 15 percent. The remaining balance of approximately $3,541,000 was repaid on December 3, 1996, from funds received as a capital contribution from the shareholder of HRC (see Note 4).

4. RELATED-PARTY TRANSACTIONS:

Hercules Offshore Corporation

HOC and the Company are affiliated through a common board of directors and management. The accounts of HOC are not combined with those of the Company for financial reporting purposes.

Prior to 1994, HOC leased Rig 25 from a third party and had paid a deposit of $1 million toward the purchase of the rig. During 1994, HOC sold the option to purchase Rig 25 to HRC for $100,000 and HRC purchased the rig from the third party for $9.5 million (the total purchase price was $10.5 million, including the $1 million deposit paid by HOC). HRC has recorded the $1.1 million as a payable to HOC, which is included in the $1,667,974 payable to HOC as of December 31, 1996. The Company entered into a two-year bareboat charter agreement with HOC, providing for a day rate of $2,500. Effective January 1, 1996, the bareboat charter was amended to provide for a day rate of $4,250 through December 22, 1996. Amounts due to the Company pursuant to the incremental day rate totaling $626,500 pursuant to this amendment have been recorded as a reduction of the Company's payable to HOC at December 31, 1996. Once the term of this amendment expired, the lease was extended on a month-to-month basis at a day rate of $2,500 which will continue until terminated with one month's notice by either party. During 1996 and prior years, HOC periodically incurred and paid certain capital improvements related to Rig 25. HRC has recorded an account payable to HOC for approximately $1.2 million of these costs which has been reflected as an increase to the net account payable balance to HOC resulting in a net payable balance to HOC of $1,667,974 on the December 31, 1996, balance sheet. The net payable to HOC matures on January 1, 1999.

During 1995, HRC borrowed $4 million (secured by Rig 25) and used the $3.7 million net proceeds to repay its shareholder for advances paid to HRC in 1994, who in turn loaned the proceeds to the former shareholders of HOC who in turn loaned $3.7 million to HOC pursuant to an interest-free loan. All interest expense and amortization of loan costs were recorded by HRC. Subsequent to December 31, 1996, and effective for the year ended December 31, 1996, HRC charged its shareholder who in turn charged the former shareholders of HOC who in turn charged HOC $349,467 of interest expense. HRC has recorded interest income and a receivable from the former shareholders of HOC as of December 31, 1996. On December 3, 1996, HOC repaid $3,541,159 of its loan balance of approximately $3,754,000 directly to Tufton on behalf of HRC as full repayment of HRC's outstanding loan balance. This loan repayment was deemed to have been paid to HOC's former shareholders and as contributed capital to HRC from its shareholder.

Effective January 1, 1997, HRC entered into an agreement with an affiliate of PLM Equipment Leasing Corporation of California (PLM) to bareboat-charter a jack-up rig (Rig 22) at a day rate of $5,500 for three years with an obligation to purchase the rig for $12,000,000 at the end of the lease term. Also effective January 1, 1997, the Company entered into a three-year operating lease agreement to bareboat-charter this jack-up rig to HOC at a day rate of $3,164. The Company has accounted for its lease as a capital lease in 1997.

Hercules Marine Services Corporation

Hercules Marine Services Corporation (HMSC), a Malaysian-owned company, and HRC are affiliated through a common board of directors and management. The accounts of HMSC are not combined with those of the Company for financial reporting purposes.

Throughout 1994, the Company loaned various amounts to HMSC on an unsecured basis for working capital purposes. At December 31, 1996, the outstanding balance was $420,401 and was noninterest-bearing and payable on demand at the option of the Company. The Company has fully reserved the unpaid balance.

5. INCOME TAXES:

The tax effect of significant temporary differences representing deferred tax assets and liabilities is as follows:

                                                        1995           1996
                                                     ------------   ------------
  Deferred tax liabilities-
    Deferred tax liability related to drilling and
      workover rigs and equipment                    $ 1,614,500    $ 2,216,649
                                                     -----------    -----------
  Deferred tax assets-
    Tax net operating loss carryforwards               1,768,358      2,590,554
    Other                                                142,800        142,800
    Valuation allowance                                 (296,658)      (516,705)
                                                     -----------    -----------
                                                       1,614,500      2,216,649
                                                     -----------    -----------
  Deferred tax liability, net                        $     -        $      -
                                                     ===========    ===========

As of December 31, 1996, the Company has U.S. federal tax net operating loss
(NOL) carryforwards of $7,619,277 which are available to offset future taxable income. If not utilized, these NOL carryforwards will expire as follows:
$1,578,566 in 2009, $3,622,487 in 2010 and $2,418,224 in 2011.  A valuation allowance of $516,705 has been recorded to offset the related deferred tax assets due to the uncertainty of realizing loss carryforwards. Under the Internal Revenue Code, a change in ownership of the Company can cause a limitation in the ability of the Company to use existing NOL carryforwards in any one year.

6. COMMITMENTS AND CONTINGENCIES:

Management believes that the Hercules Company is currently not involved in any asserted litigation and is unaware of any threatened litigation. Management believes that the Company maintains an adequate level of liability insurance coverages. In the opinion of management, uninsured losses, if any, in excess of those accrued will not have a material adverse effect on the Company's financial position or results of operations.

Lease Commitments

Effective January 1, 1997, the Company entered into a lease for Rig 22. The Company's lease commitment for this rig is $2,007,500 for each of the three years following January 1, 1997, and, in addition, HRC has an obligation to purchase the rig at any time on or prior to January 3, 2000. The rig may be purchased by the Company at its option in the first year of the lease for a purchase price of $11 million. If the option is exercised by the Company in the second year, the purchase price will be $11.5 million. If not previously purchased, HRC must purchase the rig in the third year of the lease agreement for $12 million. HRC must give the lessor 90 days' notice of its intention to purchase the rig. During the 90-day period, HRC will continue to owe a daily bareboat charter fee payment of $5,500. None of the bareboat charter fee payments by HRC reduce the lump-sum purchase price options or obligation of the rig. The lease obligation is secured by both Rig 22 and Rig 25.

Rig 22 is currently leased to HOC for $3,164 per day under a bareboat charter agreement between HOC and HRC, expiring January 2, 2000. HOC has no option to purchase the rig from HRC. Based on current circumstances and assuming no other changes, the day rates charged to HOC for Rig 22 and Rig 25 are insufficient to enable the Company to meet its obligations of the $12 million maturing on January 3, 2000 for Rig 22.


SUBSEQUENT EVENT
   (UNAUDITED):

On May 9, 1997, the shareholder of HRC entered into a definitive stock purchase agreement to sell all of the outstanding stock of HRC for $50 million to Parker Drilling Company. The agreement is conditional upon Parker Drilling Company's acquisition of HOC for $145 million and is terminable if the transaction fails to close by December 31, 1997.